Exhibit 10.2

DaVita HealthCare Partners Inc.

Cash Performance Award Agreement under the

DaVita Healthcare Partners Inc. 2011 Incentive Award Plan

and Long-Term Incentive Program

This Cash Performance Award Agreement (this “Agreement”) is entered into effective as of the Grant Date indicated below by and between DaVita HealthCare Partners Inc., a Delaware corporation (the “Company”) and the Grantee pursuant to the DaVita HealthCare Partners Inc. 2011 Incentive Award Plan, as amended and restated (the “Plan”).

Primary Terms

Grantee:	«Grantee»

Address:	«Address_1»
«City», «State» «Zip»

Grant Date:	«Grant_Date»

Target Value:	$«Target_Amount»

Performance Condition:	As indicated on Exhibit B

Vesting Schedule:	«Cash_Vesting_1»

Plan Name:	2011 Incentive Award Plan

Plan ID:	CLTI

This Agreement includes this cover page and the following Exhibits, which are expressly incorporated by reference in their entirety herein:

Exhibit A – General Terms and Conditions

Exhibit B – Performance Condition

Grantee hereby expressly acknowledges and agrees that he or she is an employee at will and may be terminated by the Company or its applicable Affiliate at any time, with or without cause. Grantee’s acceptance of this Agreement indicates that he or she accepts and agrees to all the terms and provisions of this Agreement and to all the terms and provisions of the Plan, incorporated by reference herein. Capitalized terms that are used but not defined in this agreement shall have the meanings set forth in the Plan.

IN WITNESS WHEREOF, the Company and Grantee have executed this Agreement effective as of the Grant Date.

DaVita HealthCare Partners Inc.	Grantee
Martha Ha Corporate Secretary	«Grantee»

Note: Please mark and initial any correction to the Grantee’s name and/or address shown on this page before returning a signed copy of this agreement to the Stock Plan Administrator.

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**	Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

DaVita HealthCare Partners Inc.

Cash Performance Award Agreement

Exhibit A – General Terms and Conditions

For valuable consideration, the receipt of which is acknowledged, the parties hereto agree as follows:

1. Grant of Cash Performance Award

The Company hereby grants a long-term performance award to Grantee, subject to the terms and conditions herein. This performance award is a cash-settled award with a target value as stated on the first page of this Agreement (“Target Value”), the actual gross amount and payment (“Payout Amount”) of which is subject to the performance, vesting and other requirements described below (“Award”).

2. Vesting and Performance Terms

This Award will vest and become payable on the date or dates indicated on the first page of this Agreement, based upon the achievement of the performance conditions as reviewed and approved by the Committee and reflected in Exhibit B (the “Performance Condition”) over the performance period reflected in Exhibit B (the “Performance Period”) and the remaining terms of this Agreement (the “Vesting Conditions”).

3. Payment Terms

(a) Except as otherwise provided herein, any amount payable pursuant to this Agreement is subject to the condition that Grantee remain employed by the Company through the applicable vesting date. If Grantee’s employment is voluntarily or involuntarily terminated for any reason, with or without cause, prior to the vesting date, the Award granted hereunder, irrespective of the extent to which any achievement has been made against the Performance Condition, will be immediately forfeited in its entirety.

(b) Subject to the provisions of this Section 3, following the end of the Performance Period, the Company will pay to Grantee the applicable amount earned by Grantee hereunder in a single lump sum cash payment, net of applicable withholding taxes. Such payment will be made as soon as reasonably practicable following the Company’s determination and certification of the level of performance achieved.

(c) If Grantee is transferred between business units for which the structure and blend of Plan awards or this Award and applicable performance conditions differ at any time prior to the end of the Performance Period, the Company shall have the right in its sole discretion to (i) continue this Award subject to the same Performance Condition provided in Exhibit B; (ii) amend this Agreement in accordance with Section 7 to make appropriate adjustments to the terms of this Award based on the circumstances of the transfer; or (iii) terminate this Award, in each case as the Company deems appropriate.

(d) No payment will be made with respect to the Award unless and until the Company (via the Committee as required) has certified, by resolution or other appropriate action in writing, that the applicable level of achievement relative to the Performance Condition has been accurately determined. The Company shall not have the discretion to pay any amount of the Award if the threshold level of performance is not achieved or to pay an amount of the Award in excess of the amount provided in Section 2 above for the applicable level of achievement relative to the Performance Condition.

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4. Clawback Provision

Notwithstanding any other provision in this Agreement to the contrary, Grantee shall be subject to the written policies of the Company’s Board of Directors applicable to Company executives, including without limitation any Board policy relating to recoupment or “clawback” of compensation arising from payments such as those made under this Award, as they exist from time to time during Grantee’s employment by the Company and thereafter.

5. Assignments

(a) Amounts earned under this Award are payable only to Grantee during Grantee’s lifetime, provided that in the event of Grantee’s death after vesting of this Award but prior to any payments hereunder, amounts payable hereunder may be paid to Grantee’s executor, heirs or administrator to whom amounts payable under this Award may have been assigned or transferred as provided in subsection (b) below.

(b) The rights of Grantee under this Award may not be assigned or transferred except by will or by the laws of descent and distribution.

6. Interpretation

(a) This Award is granted under the provisions of the Plan and shall be interpreted in a manner consistent with it.

(b) Any provision in this Agreement inconsistent with the Plan shall be superseded and governed by the Plan.

(c) For all purposes under this Agreement, and except as otherwise provided in Section 3(c) of this Agreement, employment by the Company shall include employment by the Company or any subsidiary thereof.

7. Amendments

(a) Except as otherwise provided herein, this Agreement may be amended at any time with the consent of the Company and Grantee.

(b) If there is a meaningful reduction, determined in the Company’s sole discretion, in both Grantee’s duties and responsibilities and the level of Grantee’s regular cash compensation for an extended or indefinite period of time, the Company reserves the right to unilaterally revoke some or all of the unvested Award.

(c) Notwithstanding the foregoing subsections (a) and (b), no amendment or termination of the Plan or this Agreement may adversely affect in any material respect the rights of Grantee to the payment of this Award that has been earned as a result of its vesting and having been approved by the Committee under Section 5.5 of the Plan, and a determination and certification under Section 3 of this Agreement having been made, without such Grantee’s consent.

8. Tax Withholding

The Company will have the power and the right to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, as required by law or regulation to be paid or withheld with respect to any taxable event arising as a result of this Agreement. Notwithstanding the foregoing, in the event the Company does not so deduct or withhold or require

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Grantee to remit such amounts, or Grantee fails to remit such amounts to the Company if requested to do so, Grantee shall continue to be responsible for the payment of such taxes, plus any interest and penalties levied thereon until paid, and agrees to indemnify and hold harmless the Company from and against all such tax liability.

9. Section 409A

This Award is intended to be exempt from the requirements of Section 409A of the Code pursuant to the short-term deferral exemption with respect to amounts subject thereto and shall be interpreted and construed in a manner consistent with that intent. If any provision of this Agreement or the Plan causes the Award to become subject to Section 409A of the Code and the Award does not satisfy the requirements of Section 409A of the Code, or could otherwise cause Grantee to recognize income or be subject to the interest and penalties under section 409A of the Code, then that provision shall have no effect or, to the extent practicable, the Company may modify the provision to maintain the original intent without violating the requirements of Section 409A of the Code.

10. Non-Competition/Non-Solicitation/Non-Disclosure

(a) Non-Competition. Grantee acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees that while Grantee is an employee of the Company and for the «Noncompete_term» period following termination of such relationship for any reason (whether voluntary or involuntary) (the “Restricted Period”), Grantee shall not, as an employee, independent contractor, consultant, or in any other form, prepare to provide or provide any of the same or similar services that Grantee performed during his/her employment with or service to the Company for any other individual, partnership, limited liability company, corporation, independent practice association, management services organization, or any other entity (collectively, “Person”) that competes in any way with the area of business of the Company, or any of its subsidiaries or affiliates, in which Grantee worked and/or performed services. For purposes of the above, preparing to provide any of the same or similar services includes, but is not limited to, planning with any Person on how best to compete with the Company or any of its subsidiaries or affiliates, or discussing the Company’s, or any of its subsidiaries’ or affiliates’ business plans or strategies with any Person.

Grantee further agrees that during the Restricted Period, Grantee shall not own, manage, control, operate, invest in, acquire an interest in, or otherwise engage in, act for, or act on behalf of any Person (other than the Company and its subsidiaries and affiliates) engaged in any activity that Grantee was responsible for during Grantee’s employment with or engagement by the Company where such activity is similar to or competitive with the activities carried on by the Company or any of its subsidiaries or affiliates.

Grantee acknowledges that during the Restricted Period, Grantee may be exposed to confidential information and/or trade secrets relating to business areas of the Company or any of its subsidiaries or affiliates that are different from and in addition to the areas in which Grantee primarily works for Company (the “Additional Protected Areas of Business”). As a result, Grantee agrees he/she shall not own, manage, control, operate, invest in, acquire an interest in, or otherwise act for, act on behalf, or provide the same or similar services to, any Person that engages in the Additional Protected Areas of Business.

Grantee acknowledges and agrees that the geographical limitations and duration of this covenant not to compete are reasonable.

To the extent that the provisions of this Section 10(a) conflict with any other agreement signed by Grantee relating to non-competition, the provisions that are most protective of the Company’s, and any of its subsidiaries’ or affiliates’, interests shall govern.

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(b) Non-Solicitation. Grantee agrees that during the term of his/her employment and/or service to the Company or any of its subsidiaries or affiliates and for the one-year period following the termination of his/her employment and/or service for any reason (whether voluntary or involuntary), Grantee shall not (i) solicit any of the Company’s or any of its subsidiaries’ or affiliates’ employees to work for any Person, (ii) hire any of the Company’s, or any of its subsidiaries’ or affiliates’, employees to work (as an employee or an independent contractor) for any Person, (iii) take any action that may reasonably result in any of the Company’s, or any of its subsidiaries’ or affiliates’, employees going to work (as an employee or an independent contractor) for any Person, (iv) induce any patient or customer of the Company, or any of its subsidiaries or affiliates, either individually or collectively, to patronize any competing business; (v) request or advise any patient, customer, or supplier of the Company, or any of its subsidiaries or affiliates, to withdraw, curtail, or cancel such person’s business with the Company, or any of its subsidiaries or affiliates; (vi) enter into any contract the purpose or result of which would benefit Grantee if any patient or customer of the Company, or any of its subsidiaries or affiliates, were to withdraw, curtail, or cancel such person’s business with the Company, or any of its subsidiaries or affiliates; (vii) solicit, induce, or encourage any physician (or former physician) affiliated with the Company, or any of its subsidiaries or affiliates, or induce or encourage any other person under contract with the Company, or any of its subsidiaries or affiliates, to curtail or terminate such person’s affiliation or contractual relationship with the Company, or any of its subsidiaries or affiliates; or (viii) disclose to any Person the names or addresses of any patient or customer of the Company, or any of its subsidiaries or affiliates.

(c) Non-Disclosure. In addition, Grantee agrees not to disclose or use for his or her own benefit or purposes or for the benefit or purposes of any Person other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development, programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company or any of its subsidiaries or affiliates (“Information”); provided, however, the foregoing shall not apply to (i) Information which is not unique to the Company or any of its subsidiaries or affiliates, or (ii) Information which is generally known to the industry or the public other than as a result of Grantee’s breach of this covenant, or (iii) disclosure that is required by any applicable law, rule or regulation. If Grantee receives such a request to produce Information in his or her possession, Grantee shall provide the Company reasonable advance notice, in writing, prior to producing said Information, so as to give the Company reasonable time to object to Grantee producing said Information. Grantee also agrees that Grantee will not become employed by or enter into service with any Person other than the Company and any of its subsidiaries or affiliates in which Grantee will be obligated to disclose or use any Information, or where such disclosure would be inevitable because of the nature of the position.

(d) If, at any time within (a) the Performance Period of this Award, or (b) one (1) year after termination of Grantee’s employment with the Company, or any of its subsidiaries or affiliates, for any reason (whether voluntary or involuntary), whichever is the latest, Grantee (i) breaches the non-competition provision of Section 10(a), (ii) breaches the non-solicitation provision of Section 10(b), (iii) breaches the non-disclosure provision of Section 10(c), (iv) is convicted of a felony, (v) has been adjudicated by a court of competent jurisdiction of having committed an act of fraud or dishonesty resulting or intending to result directly or indirectly in personal enrichment at the expense of the Company or any of its subsidiaries or affiliates, or (vi) is excluded from participating in any federal health care program, then (1) this Agreement and the Award shall terminate effective on the date on which Grantee enters into such activity and (2) the Company may seek temporary, preliminary, and permanent injunctive relief to prevent any actual or threatened breach or continuation of any breach of this Agreement without the necessity of proving actual damages or posting a bond or other security (which Grantee hereby agrees to) and/or an order requiring Grantee to repay the Company any amount previously paid to Grantee under this Award.

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11. Employment

Nothing in this Agreement will interfere with or limit in any way the right of the Company to terminate Grantee’s employment at any time, nor confer upon the Grantee any right to continue in the employ of the Company, nor be deemed a waiver or modification of any agreement between the Grantee and the Company.

12. Miscellaneous

(a) This Agreement and the rights of Grantee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood by Grantee that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon Grantee.

(b) The parties hereto acknowledge that there will be no adequate remedy at law for a violation of any of the provisions of this Agreement and that, in addition to any other remedies which may be available, all the provisions of this Agreement shall be specifically enforceable in accordance with their respective terms.

(c) The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. If any provision of this Agreement is held unlawful or unenforceable in any respect, such provision shall be revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible under law.

(d) This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns.

(e) The headings and captions contained herein are for convenience only and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

(f) This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(g) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to the principles of conflicts of law thereof.

13. Compliance

It is understood and agreed upon that at all times Grantee will act in full compliance with the Company’s Code of Conduct, Policies and Procedures, JV Compliance Handbook, MDA Compliance Handbook, Gift Policy and the credentialing process (collectively, the “Policies”).

Grantee may not improperly use something of value to attempt to induce or actually induce, either directly or indirectly, a patient to switch to, or continue to receive, treatment at a Company facility center in violation of the Policies. Inducement may include paying a patient, providing gifts, or otherwise providing something of value to a patient to switch to, or continue to receive treatment at a Company facility center. Grantee also may not attempt to induce or actually induce a referral source with something of value to obtain referrals in violation of the Policies.

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If Grantee’s conduct, whether related to the Award granted under this Agreement or otherwise, violates the requirements of the immediately preceding two paragraphs, then Grantee will cease vesting in the Cash Performance Award opportunity granted under this Agreement and be subject to immediate disciplinary action, up to and including termination.

If at any time Grantee has questions or concerns about the Compliance provisions in this Section 13, or suspects any improper conduct related to this initiative, Grantee should immediately contact his or her supervisor or Team Quest. Grantee also may anonymously and confidentially call the Company’s Compliance Hotline at 888-458-5848.

14. Execution

This Agreement and the Award may be considered null and void at the discretion of the Company if a signed copy is not returned to Stock Plan Administration no later than «Agmt_Deadline».

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DaVita HealthCare Partners Inc.

Cash Performance Award Agreement

Exhibit B – Performance Condition

2014 cash LTIP – non-162(m)

Performance Condition. The amount payable under this Cash Performance Award, if any, will be determined by the level of the Company’s performance on its Dialysis and Related Lab Services Adjusted Operating Income for calendar year 2016, where constituent elements are defined as follows:

(1)	The Dialysis and Related Lab Services Segment (or “Dialysis Segment”) is comprised of all business components that either were, or would have been, reported within the Company’s U.S. dialysis and related lab services reportable segment as defined for the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as originally filed with the Securities and Exchange Commission.

(2)	Dialysis Segment Operating Income refers to operating income of the Company’s Dialysis Segment, with revenues and expenses defined and measured in a manner consistent with the Company’s segment reporting in its consolidated financial statements included in the Company’s Annual Report on Form 10K for the fiscal year ended December 31, 2013, as originally filed with the Securities and Exchange Commission.

(3)	Dialysis Segment Adjusted Operating Income (or “Dialysis Segment Adjusted OI”) refers to Dialysis Segment Operating Income as adjusted:

to include:

(i)	profit sharing expense at the amounts budgeted in the budget approved by the Board for the calendar year; and

(ii)	any equity income attributable to Company investments within the Dialysis Segment;

and to exclude:

(iii)	any stock-based compensation expense;

(iv)	any other compensation expense attributable to the Company’s long-term incentive program;

(v)	any non-controlling interest charges attributable to operations within the Dialysis Segment; and

(vi)	the following items, if any: (1) gains or losses on the sale of any assets other than in the ordinary course of business, (2) any extraordinary gains or losses, (3) gains or losses related to any legal settlement, fine or judgment, inclusive of any related third-party guarantees or indemnities (4) gains or losses resulting from a change in accounting principle, (5) gains or losses recognized in the initial purchase accounting for, or any subsequent revaluations of contingent earnout or intangible liabilities related to, any business combination transactions, (6) gains or losses recognized upon any subsequent revaluations of escrow claim assets related to any business combination transactions, (7) expenses associated with the evaluation or execution of an individual business acquisition, divestiture, joint venture or the sale of the Company, (8) write-off or impairment of assets, whether tangible or intangible, (9) expenses associated with restructuring of Company operations, (10) gains or losses related to actual or expected non-revenue insurance payments or settlement, (11) gains or losses on debt extinguishment or modification, (12) gains or losses related to recognition or disposition of any non-controlling interests, and (13) any reversal of or adjustment to an accrual or deferral related to any of the foregoing; and in the case of all items except (2), (4) and (6), adjustment for such items shall only be made if they exceed $10 million individually.

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For the avoidance of doubt, except as stated above, general and administrative expenses and bonus accruals related to all other compensation plans, programs or arrangements within the Dialysis Segment will be included in Dialysis Segment Adjusted OI, and non-controlling interest charges will not be included in Dialysis Segment Adjusted OI.

The performance condition described in this Exhibit B shall be referred to as the “Performance Metric.” The Payout Amount attributable to this Performance Metric shall be determined by multiplying the Award’s Target Value by the Percentage of OI Target Value Earned that corresponds to the level of the Company’s Dialysis Segment Adjusted OI achieved for calendar year 2016, as described in the table below:

2016 Dialysis Segment Adjusted OI ($ in millions)	Percentage of OI Target Value Earned
>=$[DELETED]	150%
$[DELETED]	100%
$[DELETED]	50%
<$[DELETED]	0%

The Percentage of OI Target Value Earned shall be interpolated for performance between the points indicated in the table above on a straight-line basis.

Notwithstanding the foregoing, if Dialysis Segment Adjusted OI for fiscal year 2016 is greater than $[DELETED] million and up to $[DELETED] million (the “Exceptional Performance Range”), an incremental percentage of the Dialysis & Lab OI Target Value ranging from 0% to 250% , interpolated based on achievement within the Exceptional Performance Range, shall be added to a pool (“Exceptional Performance Pool”). Amounts in the Exceptional Performance Pool will increase the Payout Amount under the Award by such amount and to such specific Grantees as the Company shall determine in its sole discretion, provided that all such Exceptional Performance Pool amounts shall only increase the Payout Amount of Grantees eligible to receive a Cash Performance Award tied to the OI Performance Metric. Nothing in this Exhibit B shall represent an assurance that Grantee’s Payout Amount under this Award will be increased by any such payouts from the Exceptional Performance Pool.

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